UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 27, 2012

SINO-BON ENTERTAINMENT, INC.
(Exact name of Registrant as specified in its charter)

Nevada	000-52224	88-0409166
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification Number)
of incorporation)

P.O. Box 031-088, Shennan Zhong Road
Shenzhen City, P.R. China 518031
(Address of principal executive offices)

0086-755-23990959
 (Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1 - Registrant’s Business and Operations

Item 1.01                      Entry into a Material Definitive Agreement.

On April 27, 2012, Atlantic Investment (Group) Limited (“Atlantic Investment”), a company organized under the laws of Hong Kong and an indirect subsidiary of Sino-Bon Entertainment, Inc., a Nevada corporation (the “Company”), entered into that certain Equity Transfer Agreement (the “Danbom ET Agreement”) with Mr. Yuan Qihong, the Chairman of the Board of Directors of the Company (the “Board”) and also a majority shareholder of the Company, and Zhenjiang Renxin Management Consulting Co., Ltd., a company organized under the laws of the People’s Republic of China (“Zhenjiang”).  Mr. Yuan is a majority shareholder of Zhenjiang.

In accordance with the Danbom ET Agreement, Atlantic Investment agreed to sell, transfer and assign to Mr. Yuan and Zhenjiang all of Atlantic Investment’s equity ownership in Jiangsu Danbom Electronic Technology Co. Ltd. (“Danbom ET”), a wholly foreign owned subsidiary of Atlantic Investment and a limited liability company incorporated under the laws of the People’s Republic of China (“PRC”), for RMB11,000,000 (approximately USD$1,751,953).  Mr. Yuan will receive 4.5% of the equity interest in Danbom ET and Zhenjiang will receive 95.5% of the equity interest in Danbom ET.

Also on April 27, 2012, Atlantic Investment entered into that certain Equity Transfer Agreement (the “Danbom M&E Agreement”) with Mr. Yuan Qihong, wherein Atlantic Investment agreed to sell, transfer and assign to Mr. Yuan all of Atlantic Investment’s equity ownership in Jiangsu Danbom Mechanical & Electrical Co. Ltd. (“Danbom M&E”), a wholly foreign owned subsidiary of Atlantic Investment and a limited liability company incorporated under the laws of the PRC, for RMB44,120,000 (approximately USD$7,026,925).  The sale of Danbom ET and Danbom M&E are collectively referred to herein as the “Sale Transactions.”  The Danbom ET Agreement and the Danbom M&E Agreement are collectively referred to herein as the “Agreements.”

Danbom ET and Danbom M&E are PRC operating subsidiaries of the Company engaged in the design, manufacturing, research and development of entertainment equipment, namely automatic Mahjong tables, and the retail and wholesale sale of such entertainment equipment. The purchase prices set forth in the Agreements were based upon an independent valuation appraisal report commissioned by the Company’s Board.  Both purchase prices are payable within six months of the execution of the Agreements.

In accordance with both Agreements, the Company’s Board has approved the terms of the contemplated Sale Transactions subject to and contingent upon receipt of approval from the Company’s shareholders at a duly called and noticed special meeting of shareholders to be held as soon as practicable.

In addition, the closing of the Sale Transactions is subject to approval from the PRC Ministry of Commerce and completion of registration of the equity transfer to Mr. Yuan & Zhenjiang, in the case of the Danbom ET Agreement, and to Mr. Yuan in the case of the Danbom M&E Agreement, with the PRC State Administration for Industry and Commerce.  Upon the effective close of each of the Sale Transactions, Atlantic Investment will transfer all management right, decision-making right, personnel right, company seals, accounts and assets of Danbom ET to Mr. Yuan and Zhenjiang, and Atlantic Investment will transfer all management right, decision-making right, personnel right, company seals, accounts and assets of Danbom M&E to Mr. Yuan.

In addition, in accordance with the Danbom ET Agreement, upon the effective close of the Danbom ET Agreement, any lawful debts or obligations, which have previously been disclosed to Mr. Yuan and Zhenjiang, will transfer to Mr. Yuan and Zhenjiang.  Atlantic Investment will remain liable for any debts or obligations that are not disclosed to Mr. Yuan and Zhenjiang prior to the effective close of the Danbom ET Agreement.

In accordance with the Danbom M&E Agreement, upon the effective close of the Danbom M&E Agreement, any lawful debts or obligations, which have previously been disclosed to Mr. Yuan, will transfer to Mr. Yuan.  Atlantic Investment will remain liable for any debts or obligations that are not disclosed to Mr. Yuan prior to the effective close of the Danbom M&E Agreement.

Further, in accordance with both Agreements, Atlantic Investment is responsible for taxes incurred in connection with the execution and enforcement of both Agreements by any parties to the Agreement.  Under the Danbom ET Agreement, Mr. Yuan and Zhenjiang are responsible for any fees arising from any testimony, audit or change of registration relevant to the transfer of equity from Atlantic Investment to Mr. Yuan and Zhenjiang.  Under the Danbom M&E Agreement, Mr. Yuan is responsible for any fees arising from any testimony, audit or change of registration relevant to the transfer of equity from Atlantic Investment to Mr. Yuan.

The foregoing description of the terms and conditions of the Agreements and the transactions contemplated thereunder does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreements, copies of which are attached hereto as Exhibits 10.1 and 10.2 and incorporated by reference into this Item 1.01.

Section 9 - Financial Statements and Exhibits

Item 9.01                      Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Exhibit Description
10.1	Equity Transfer Agreement - Jiangsu Danbom Electronic Technology Co., Ltd., dated April 27, 2012
10.2	Equity Transfer Agreement - Jiangsu Danbom Mechanical & Electrical Co. Ltd., dated April 27, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sino-Bon Entertainment, Inc.

Date: May 3, 2012	By:	/s/ Wang Junyong
Wang Junyong
Chief Executive Officer